THE JENEX CORPORATION

STOCK OPTION PLAN

1.

PURPOSE OF PLAN

1.1

The purpose of the Plan is to assist directors, officers, employees and consultants of the

Corporation and any Subsidiary to participate in the growth and development of the Corporation and its Subsidiaries by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation that will be aligned with the interests of the shareholders of the Corporation.

2.

DEFINED TERMS

In the Plan, the following terms shall have the following meanings, respectively:

2.1

"Board" means the board of directors of the Corporation or, if established and duly authorized to act with respect to this Plan, any committee of the board of directors of the Corporation;

2.2

"Business Day" means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading;

2.3

"Corporation" means The Jenex Corporation;

2.4

"Eligible Person" means any director, officer or bona fide employee or consultant of the Corporation or any Subsidiary;

2.5

"Exchange" means the TSX Venture Exchange and, where the context permits, any other exchange on which the Shares are or may be listed from time to time;

2.6

"Exercise Price" means the price per Share at which Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Article 8;

2.7

"Insider" means:

(a)

an insider as defined under Section 1(i) of the Securities Act, other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Corporation; and

(b)

an associate as defined under Section 1(a.i) of the Securities Act of any person who is an insider by virtue of (a) above;

2.8

"Market Price" at any date in respect of the Shares shall be the closing price of the Shares on the Exchange on the last Business Day preceding the date on which the Option is approved by the Board;

2.9

"Option" means an option to purchase Shares granted under the Plan;

2.10

"Optionee" means an Eligible Person to whom an Option has been granted;

2.11

"Plan" means this stock option plan, as amended from time to time;

2.12

"Share Compensation Arrangement" means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan guarantee or otherwise;

2.13

"Shares" means the common shares of the Corporation which are listed on the Exchange, or, in the event of an adjustment contemplated by Article 8, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

2.14

"Securities Act" means the Securities Act (Alberta) S.A. 1981, c. S-61, as amended; and

2.15

"Subsidiary" means any subsidiary of the Corporation within the meaning of the Business Corporations Act (Alberta).

3.

ADMINISTRATION OF THE PLAN

3.1

The Plan shall be administered by the Board, subject at all times to the policies, rules and regulations of the Exchange.

3.2

The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan and the policies, rules and regulations of the Exchange, to:

(a)

establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b)

interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, and any such interpretation, construction or termination made by the Board shall be final, binding and conclusive for all purposes on the Corporation and the Optionee;

(c)

grant Options;

(d)

determine which Eligible Persons are granted Options;

(e)

determine the number of Shares covered by each Option;

(f)

determine the Exercise Price;

(g)

determine the time or times when Options will be granted and exercisable;

(h)

determine if the Shares that are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

(i)

prescribe the form of documents relating to the grant, exercise and other terms of Options.

4.

SHARES SUBJECT TO PLAN

4.1

Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares that may be issued under this Plan, subject to adjustment or increase of such number pursuant to the provisions of Article 8, shall not exceed 20% of the outstanding shares, in respect of which Options are not exercised shall be available for subsequent Options under the Plan. No fractional shares may be purchased or issued under the Plan.

5.

ELIGIBILITY, GRANT AND TERMS OF OPTIONS

5.1

Options may only be granted to Eligible Persons and can be exercisable for a maximum of 5 years from the date of grant, or less as determined by the Board.

5.2

Subject to, and except as herein and as otherwise specifically provided for in, this Plan, the number of Shares subject to each Option, the Exercise Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board; provided, however, that if no specific determination is made by the Board with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

(a)

the period during which an Option shall be exercisable shall be a maximum of five years from the date the Option is granted to the Optionee; and

(b)

subject to Section 8.2, and unless otherwise directed by the board of directors in writing, the Option shall vest immediately after the date of grant, subject to applicable resale restrictions imposed under applicable securities legislation.

5.3

Unless the Board shall otherwise determine, no separate agreement between the Corporation and the Optionee shall be necessary to create and grant any Option, and the Board may, by resolution, create and grant Options and stipulate such additional terms as are consistent with this Plan.

5.4

The Exercise Price on Shares that are subject to any Option shall in no circumstances be lower than the discounted Market Price of the Shares at the date of the grant of the Option.

5.5

The total number of Shares to be optioned to any Optionee under this Plan shall not exceed 5% of the issued and outstanding Shares (on a non-diluted basis) at the date of the grant of the Option.

5.6

The maximum number of Shares which may be reserved for issuance to Insiders under the Plan shall be a maximum 20% of the Shares outstanding at the time of the grant, subject to the maximum number of Shares referred to in section 4.1 herein (on a non-diluted basis), less the aggregate number of shares reserved for issuance to Insiders under any other Share Compensation Arrangement.

5.7

The maximum number of Shares which may be issued to Insiders under the Plan within a one year period shall be 10% of the Shares outstanding at the time of the issuance (on a non-diluted basis) excluding Shares issued under the Plan or any other Share Compensation Arrangement over the preceding one year period. The maximum number of Shares which may be issued to any one Insider and such Insider's associates under the Plan or any other Share Compensation Arrangement within a one year period shall be 5% of the Shares outstanding at the time of the issuance (on a non-diluted basis), excluding Shares issued to such Insider under the Plan or any other Share Compensation Arrangement over the preceding one year period.

5.8

Any entitlement to acquire Shares granted pursuant to the Plan or any other Share Compensation Arrangement prior to the Optionee becoming an Insider shall be excluded for the purposes of the limits set out in sections 5.6 and 5.7 above.

5.9

An Option is personal to the Optionee and is non-transferable and non-assignable.

6.

 TERMINATION OF EMPLOYMENT

6.1

Subject to Section 6.2 hereof and to any express resolution passed by the Board with respect to an Option, an Option, and all rights to purchase Shares pursuant thereto, shall expire and terminate within 90 days of the Optionee ceasing to be a director, officer, full-time employee or consultant of the Corporation or of any Subsidiary.

6.2

If, before the expiry of an Option in accordance with the terms thereof, the employment of the Optionee by the Corporation or by any Subsidiary of the Corporation shall terminate for any reason whatsoever other than termination by the Corporation for cause, but including termination by reason of the death of the Optionee, such Option may, subject to the terms thereof and any other terms of the Plan, be exercised by the Optionee, or, if the Optionee is deceased by the legal personal representative(s) of the estate of the Optionee during the one year period following the death of the Optionee, at any time within 90 days of the date of termination of the employment of the Optionee (but in either case in accordance with the vesting periods and prior to the expiry of the Option in accordance with the terms thereof). For the purposes of Sections 6.2 and 6.3, directors, officers and consultants shall be deemed to be employed by the Corporation or a Subsidiary, as applicable.

6.3

Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director where the Optionee continues to be employed on a full-time basis by, or continues to be a director, officer or bona fide consultant of, the Corporation or any Subsidiary.

7.

 EXERCISE OF OPTIONS

7.1

Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its head office of a written notice of exercise addressed to the Chief Financial Officer of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Exercise Price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

7.2

Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(a)

completion of such registration or other qualification of such Shares or obtaining approval of such governmental authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)

the listing of such Shares on the Exchange or on any stock exchange on which the Shares may then be listed; and

(c)

the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on the Exchange or on any stock exchange on which the Shares are then listed.

8.

CHANGE OF CONTROL AND CERTAIN ADJUSTMENTS

8.1

If, during the term of any Options, the Corporation shall file articles of arrangement providing that its outstanding Shares are transferred in exchange for securities of another corporation or entity or shall merge into or amalgamate with any other corporation or entity or shall sell the whole or substantially the whole of its assets and undertaking for securities of another corporation or entity (the foregoing collectively known as "Transactions"), the Corporation will make provision that, upon the exercise of any Option during its unexpired period after the effective date of such Transaction, the Optionee shall receive such number of securities of the other, continuing or successor corporation or entity in such Transaction or of the shares of the purchasing corporation or entity in such sale as he or she would have received as a result of such Transaction if the Optionee had purchased Shares immediately prior thereto for the same consideration paid on the exercise of the Option and had held such Shares on the effective date of such Transaction. Upon such provision being made, the obligation of the Corporation to the Optionee in respect of the Shares then remaining subject to this option shall terminate and be at an end.

8.2

If, during the term of any Options, a take-over bid (as defined in the Securities Act or the equivalent legislation of jurisdictions having an interest in such matter) which is not exempt from the take-over bid requirements of the Securities Act shall be made for the Shares, or a Transaction (as described in Section 8.1) which has not been negotiated and approved by the Board (an "Unsolicited Transaction") is made with respect to the Corporation, notwithstanding Sections 5.2(b) and (c) hereof or any determination of the Board with respect to the vesting and exercise periods of an Option at the time of its grant, unless determined otherwise by the Board, all Options shall become immediately exercisable and the Optionee shall have the right to exercise the Option to purchase all of the Shares optioned which have not previously been purchased under the Option, but such Shares may only be purchased for tender or exchange pursuant to such take-over bid or Unsolicited Transaction.

8.3

Appropriate adjustments as regards the number of Shares subject to the Plan, Options granted or to be granted, in the number of Shares optioned and in the Exercise Price, shall be made by the Board to give effect to adjustments in the number of Shares resulting from subdivisions, consolidations or reclassifications of the Shares, the payment of stock dividends by the Corporation (other than dividends in the ordinary course) or other relevant changes in the capital stock of the Corporation. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the shareholders of the Corporation and to acceptance by the Exchange, respectively, if applicable.

9.

AMENDMENT OR DISCONTINUANCE OF PLAN AND OPTIONS

9.1

The Board may amend, suspend or discontinue the Plan at any time; provided, however, that no such amendment may increase the maximum number of Shares that may be optioned under the Plan, change the manner of determining the Exercise Price or, without the consent of the Optionee, alter or impair any Option previously granted to an Optionee under the Plan without obtaining the approval of the Corporation's shareholders and the approval of the Exchange.

9.2

No amendment, suspension or discontinuance of the Plan may contravene the requirements of the Exchange or any securities commission or regulatory body to which the Plan or the Corporation is now or may hereafter be subject to.

9.3

If the Corporation proposes to reduce the Exercise Price of Options which have been granted to Insiders of the Corporation, or if the Corporation intends to reserve for issuance options to acquire more than 10% of the then outstanding shares of the Corporation, then approval of the Corporation's disinterested shareholders must be obtained in accordance with the Exchange's policies.

10.

ACCOUNTS AND STATEMENTS

10.1

The Corporation shall maintain records of the details of each Option granted to each Optionee under the Plan. Upon request therefor from an Optionee and at such other times as the Corporation shall determine, the Corporation shall furnish the Optionee with a statement setting forth details of his Options. Such statement shall be deemed to have been accepted by the Optionee as correct unless written notice to the contrary is given to the Corporation within 10 days after such statement is given to the Optionee.

11.

NOTICES

11.1

Any payment, notice, statement, certificate or other instrument required or permitted to be given to an Optionee or any person claiming or deriving any rights through him shall be given by:

(a)

delivering it personally to the Optionee or the person claiming or deriving rights to him, as the case may be; or

(b)

mailing it, postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Optionee in the Corporation's or the Subsidiary's (as the case may be) personnel records.

11.2

Any payment, notice, statement, certificate or instrument required or permitted to be given to the Corporation shall be given by mailing it, postage prepaid (provided that the postal service is then in operation) or delivering it to the Corporation at the following address:

The Jenex Corporation

c/o Heighington Law Firm

Barristers & Solicitors

1700, 700 – 4th Avenue SW

Calgary, Alberta T2P 3J4

Ph: (403) 237 – 0018

Attention: Mr. David D. Heighington

11.3

Any payment, notice, statement, certificate or instrument referred to in Sections 11.1 or 11.2, if delivered, shall be deemed to have been given or delivered, on the date on which it was delivered or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed.

12.

SHAREHOLDER AND REGULATORY APPROVAL

12.1

The Plan shall be subject to the approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation in accordance with the Business Corporations Act (Alberta) and to acceptance by the Exchange. Any Options granted prior to such approval and acceptance shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless and until such approval and acceptance is given.  For the purposes of shareholders approval, shareholders of corporations which amalgamate to form a new corporate entity shall be deemed to be shareholders of such entity for the purposes of approving the Plan.

13.

MISCELLANEOUS

13.1

The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan and the issuance of the Shares by the Corporation.

13.2

Nothing in the Plan or any Option shall confer upon any Optionee any right to continue in the employ of the Corporation or any Subsidiary of the Corporation or affect in any way the right of the Corporation or any such Subsidiary to terminate his or her employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any such Subsidiary to extend the employment of any Optionee beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or any present or future retirement policy of the Corporation or any Subsidiary, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

13.3

To the extent required by law or regulatory policy or necessary to allow Shares issued on exercise of an Option to be free of resale restrictions, the Corporation shall report the grant, exercise or termination of the Option to the Exchange and the appropriate securities regulatory authorities.

13.4

This Plan shall be construed and interpreted in accordance with the laws of Alberta.

13.5

If any provision of this Plan is determined to be void, the remaining provisions shall be binding as though the void parts were deleted.

13.6

Options granted under the stock option plans of the predecessor corporations to the Corporation shall be governed under this Plan as if they had been initially granted under this Plan.